Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement, dated as of April 27, 2009 (this “Agreement”), by and between OTELCO INC., a Delaware corporation (“Otelco” or the “Company”), and ROBERT SOUZA (the “Employee”).

WHEREAS, the Employee and Pine Tree Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, have entered into that certain Employee Agreement, dated as of July 30, 2002, as amended on October 31, 2008 and December 31, 2008 (as amended, the “Prior Agreement”).

WHEREAS, the Company and the Employee desire to amend and restate the terms of the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Effective Date.

This Agreement shall become effective on the date first written above (the “Effective Date”).

SECTION 2.    Employment Period.

Subject to Section 4, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period from the Effective Date through the Termination Date (the “Employment Period”).

SECTION 3.    Terms of Employment.

(a)    Duties and Position. During the Employment Period, the Employee shall serve as the Company’s Vice President of Operations, New England Division. As such, the Employee shall have duties and responsibilities commensurate with such position and such other duties and responsibilities as may from time to time be assigned to or vested in the Employee by the Company’s board of directors (the “Board”), the Company’s Chief Executive Officer or the Company’s Senior Vice President, New England Division.

(b)    Full Time. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote his full business time and efforts, to the best of his ability, experience and talent, to the business and affairs of the Company. During the Employment Period, it shall not be a violation of this Agreement for the Employee to serve on corporate, civic or charitable boards or committees or manage personal investments (including serving as a member of boards of directors or similar bodies of entities not engaged in competition with Otelco or its subsidiaries (collectively, the “Company Entities”) (as determined by the Board in its reasonable discretion)), in each case, so long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)    Compensation.

(i)           Base Salary. During the Employment Period, the Employee shall receive an annual base salary of $165,000 which annual base salary shall be subject to annual increase by an amount equal to at least the increase in the cost of living, if any, between the date of the immediately preceding increase and the date of each such adjustment, based upon the Consumer Price Index for Urban Consumers, or if that index is discontinued, a similar index prepared by a department or agency of the United States government (as so adjusted, the “Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company, subject to withholding and other payroll taxes.

(ii)           Bonus. For each fiscal year during the Employment Period, the Employee shall be entitled to receive a bonus (the “Bonus”) of up to 25% of the Annual Base Salary.

(iii)           Special Bonus.  The Employee shall be entitled to receive the Special Bonus on or about December 31, 2012 (the “Special Bonus Date”).

(iv)           Benefits. During the Employment Period, the Employee shall be entitled to participate in all incentive (including any long term incentive plan), savings and retirement plans, practices, policies and programs applicable generally to other employees of the Company and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other employees of the Company.

(v)           Automobile.  During the Employment Period, the Company shall provide the Employee with the use of a Company automobile (or, at the Company’s option, shall lease an automobile for the Employee’s use) and shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the use and maintenance of such automobile.

(vi)           Expenses. The Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by the Employee during the Employment Period in connection with the performance of his duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(vii)           Vacation and Holidays. During the Employment Period, the Employee shall be entitled to paid holidays and vacation in accordance with the policies of the Company generally applicable to other employees of the Company generally.

SECTION 4.    Termination of Employment.

(a)    Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death or Disability. For purposes of this Agreement, “Disability” shall mean the Employee’s inability to perform his duties and obligations hereunder for any 90 days during a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers.

(b)    Termination by the Employee. The Employee may terminate his employment with the Company at any time, without prior notice.

(c)    Termination by the Company. The Company may terminate the Employee’s employment with the Company at any time, with or without Cause and without prior notice. “Cause” will mean that any of the following will have occurred (i) the Employee has been convicted of a felony, stolen funds or otherwise engaged in fraudulent conduct, (ii) the Employee has engaged in willful misconduct or has been grossly negligent, in each case, which has been materially injurious to the Company, (iii) the Employee has failed or refused to comply with directions of the Board that are reasonably consistent with the Employee’s current position or (iv) the Employee has breached the terms of this Agreement. “Without Cause” shall mean a termination by the Company of the Employee’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability.

SECTION 5.    Obligations of the Company upon Termination.

(a)    Without Cause. If, during the Employment Period, the Company shall terminate the Employee’s employment Without Cause, then the Company will provide the Employee with the following severance payments and/or benefits:

(i)           The Company shall pay to the Employee a lump sum in the amount of the Employee’s accrued but unpaid Annual Base Salary through the Termination Date (“Accrued Obligations”);

(ii)           The Employee and, if applicable, members of his family shall be entitled to continue their participation in the Company’s welfare and benefit plans (the “Benefits”) through the Termination Date;

(iii)           The Company shall pay to the Employee a lump sum in the amount of one-half (1/2) of his Annual Base Salary within six (6) months following termination but not later than March 14 of the calendar year following termination;

(iv)           The Company shall pay to the Employee the Special Bonus on the Special Bonus Date; and

(v)           The Company shall pay to the Employee a lump sum amount equal to the Bonus the Employee would have received had he remained employed by the Company through the end of the fiscal year in which the termination occurred, pro rated for the number of days the Employee was employed by the Company during such fiscal year, to be paid at the same time that similar bonuses are paid to the Company’s other employees.

(b)    Cause; by the Employee; Death or Disability. If the Employee’s employment shall be terminated by the Company for Cause, by the Employee for any reason, or due to death or Disability, then the Company shall have no further payment obligations to the Employee (or his heirs or legal representatives) other than for (i) payment of Accrued Obligations and (ii) the continuance of Benefits through the Termination Date.

(c)    Condition; Release. The Employee acknowledges and agrees that the Company’s obligations to make payments under Section 5(a) will be conditioned on the Employee executing and delivering a customary general release in form and substance reasonably satisfactory to the Company.

SECTION 6.    Nondisclosure and Nonuse of Confidential Information.

(a)    The Employee shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Employee is or becomes aware as a consequence of or in connection with his employment with the Company, whether or not such information is developed by him, except (i) to the extent that such disclosure or use is in furtherance of the Employee’s performance in good faith of his duties as the Company’s Vice President of Operations, New England Division or (ii) to the extent required by law or legal process; provided that (A) the Employee agrees to provide the Company with prompt written notice of any such law or legal process and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such law or legal process that the Company in its sole discretion pursues, and (B) in complying with any such law or legal process, the Employee shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such law or legal process. The Employee will take all commercially reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the Company Entities which the Employee may then possess or have under his control.

(b)           The Employee agrees that all Work Product belongs in all instances to the Company Entities. The Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company Entities’ ownership of the Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Entities (whether during or after the Employment Period), at the Company’s sole expense, in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Employee recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(c)           “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company Entities in connection with their business, including, but not limited to, information, observations and data obtained by the Employee while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of Otelco and its Affiliates (including the Company Entities) and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, all technology and trade secrets, and all similar and related information in whatever form. Confidential Information will not include any information that (A) is or becomes generally available to the public other than through disclosure by the Employee in violation of this Section 6, (B) was provided to the Employee prior to the date hereof on a non-confidential basis from a Person who was not otherwise bound by a confidentiality agreement or duty to Otelco or its Affiliates (including the Company Entities) or (C) becomes available to the Employee on a non-confidential basis from a Person who is not otherwise bound by a confidentiality agreement with or duty to Otelco or its Affiliates (including the Company Entities) or is not otherwise prohibited from transmitting the information to the Employee.

(d)           “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to a Company Entity’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) during the Employment Period together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

SECTION 7.    Non-Compete and Non-Solicit.

(a)           The Employee acknowledges that, in the course of the Employee’s employment with the Company, the Employee has become familiar, or will become familiar, with Otelco’s and its Affiliates’ (including the Company Entities’) trade secrets and with other Confidential Information concerning Otelco and its Affiliates (including the Company Entities) and that his services have been and will be of special, unique and extraordinary value to Otelco and its Affiliates (including the Company Entities). Therefore, the Employee agrees that, during the Employment Period and for six (6) months thereafter (the “Restricted Period”), the Employee shall not directly or indirectly (i) engage, within the Restricted Territory, in any telephone or communications business, including, but not limited to, incumbent local exchange carrier, long distance telephone business, cable television, Internet access, or other business that Otelco or any of its Affiliates (including the Company Entities) is engaged in during the Employee’s employment by the Company (the “Company Business”), (ii) compete or participate as agent, employee, consultant, advisor, representative or otherwise in any enterprise engaged in a business which has any operations engaged in the Company Business within the Restricted Territory or (iii) compete or participate as a stockholder, partner, member or joint venturer, or have any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the Restricted Territory; provided, however, that nothing contained herein will prohibit the Employee from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board or (B) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which the Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor. The term “Restricted Territory” means all states within the United States in which Otelco or any of its Affiliates (including the Company Entities) conducts or is pursuing or analyzing plans to conduct Company Business as of the Termination Date.

(b)           As a means reasonably designed to protect Confidential Information, the Employee agrees that, during the period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Employee will not (i) solicit or make any other contact with, directly or indirectly, any customer of Otelco or any of its Affiliates (including the Company Entities) as of the date that the Employee ceases to be employed by the Company with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by Otelco or any of its Affiliates (including the Company Entities) or (ii) solicit or make any other contact with, directly or indirectly, any employee of Otelco or any of its Affiliates (including the Company Entities) on the date that the Employee ceases to be employed by the Company (or any Person who was employed by Otelco or any of its Affiliates (including the Company Entities) at any time during the three-month period prior to the Termination Date) with respect to any employment, services or other business relationship.

SECTION 8.    Remedies.

The Employee acknowledges that irreparable damage would occur in the event of a breach of the provisions of Section 6 or Section 7 by the Employee. It is accordingly agreed that, in addition to any other remedy to which it is entitled at law or in equity, the Company will be entitled to an injunction or injunctions to prevent breaches of such sections of this Agreement and to enforce specifically the terms and provisions of such sections.

SECTION 9.    Definitions.

“Accrued Obligations” has the meaning set forth in Section 5(a)(i).

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controlling or under common control with, such Person. Notwithstanding anything to the contrary contained herein, with respect to Otelco, the term “Affiliate” will include, without limitation, each Person with an ownership interest in Otelco (and each member, stockholder or partner of each such Person) and each Person in which any stockholder of Otelco (and each member, stockholder or partner of each such Person) holds or has the right to acquire, collectively, more than 10% of the voting equity interests.

“Agreement” has the meaning set forth in the Caption.

“Annual Base Salary” has the meaning set forth in Section 3(c)(i).

“Benefits” has the meaning set forth in Section 5(a)(ii).

“Board” has the meaning set forth in Section 3(a).

“Bonus” has the meaning set forth in Section 3(c)(ii).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

“Cause” has the meaning set forth in Section 4(c).

“Company” has the meaning set forth in the Caption.

“Company Business” has the meaning set forth in Section 7(a).

“Company Entities” has the meaning set forth in Section 3(b).

“Confidential Information” has the meaning set forth in Section 6(c).

“Disability” has the meaning set forth in Section 4(a).

“Effective Date” has the meaning set forth in Section 1.

“Employee” has the meaning set forth in the Caption.

“Employment Period” has the meaning set forth in Section 2.

“Otelco” has the meaning set forth in the Caption.

“Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Prior Agreement” has the meaning set forth in the Recitals.

“Restricted Period” has the meaning set forth in Section 7(a).

“Restricted Territory” has the meaning set forth in Section 7(a).

“Special Bonus” means $82,500.

“Special Bonus Date” has the meaning set forth in Section 3(c)(iii).

“Termination Date” means the effective date of the termination of the Employee’s employment with the Company, for any reason, by any party, or by death or Disability.

“Without Cause” has the meaning set forth in Section 4(c).

“Work Product” has the meaning set forth in Section 6(d).

SECTION 10.        General Provisions.

(a)           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)           Entire Agreement. This Agreement amends, restates and supersedes the Prior Agreement and embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)           Survival. Notwithstanding anything to the contrary contained herein, the provisions of Section 6, Section 7 and Section 8 shall survive the termination of this Agreement.

(d)           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)           Successors and Assigns; Beneficiaries. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s heirs and legal representatives and the successors and assigns of the Company. The Company reserves the right to assign this Agreement in whole or in part to any of its Affiliates and upon any such assignment, the term “Company” will be deemed to be such Affiliate.

(f)           Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(g)           Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.

(h)           Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employee and the Company and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(i)           Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, or (iv) transmitted by facsimile (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Board or the Company, to:

Otelco Inc. 505 Third Avenue East Oneonta, Alabama 35121 Attention: Curtis L. Garner, Jr. Telephone No: (205) 625-3571 Facsimile No: (205) 625-3528

with a copy to:

Dorsey & Whitney LLP 250 Park Avenue New York, New York 10177 Attention: Steven Khadavi, Esq. Telephone No: (212) 415-9376 Facsimile No: (212) 953-7201

If to the Employee to:

Robert Souza 12 Colonial Drive Durham, Maine 04222 Telephone No: (207) 353-7395 Facsimile No:

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a Business Day during normal business hours (or, if not sent on a Business Day during normal business hours, on the next Business Day after the date sent by facsimile), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery and (iv) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(j)           Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k)           Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l)           Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

OTELCO INC.

By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr. Title: Chief Financial Officer

EMPLOYEE

/s/ Robert Souza
Robert Souza